EXHIBIT 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 26 day of June, 2014, by and between BMR-325 VASSAR STREET LLC, a Delaware limited liability company (“Landlord”), and BIND THERAPEUTICS, INC., a Delaware corporation (“Tenant,” formerly known as Bind Biosciences, Inc.).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of July 27, 2011 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises consisting of approximately thirty-two thousand seven hundred eighty-four (32,784) rentable square feet (the “Original Premises”) from Landlord in the building at 325 Vassar Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Tenant desires to lease additional space from Landlord and Landlord desires to lease additional space to Tenant; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2. Additional Premises. Effective on the Additional Premises Term Commencement Date (as defined below), Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, approximately eighteen thousand three hundred ninety-six (18,396) square feet of space located on the second (2nd) floor of the Building and certain off-floor mechanical space located on the first (1st) floor and the penthouse level of the Building (collectively, the “Additional Premises”), as shown on Exhibit A attached hereto, for use by Tenant in accordance with the Permitted Use and in accordance with all other terms and conditions of the Lease. From and after the Additional Premises Term Commencement Date, the term “Premises” as defined in the Lease (and as used herein), shall mean the Original Premises plus the Additional Premises, for a total of fifty-one thousand one hundred eighty (51,180) square feet of space.

3. Additional Premises Term Commencement Date. The “Additional Premises Term Commencement Date” shall be January 1, 2015.

4. Additional Premises Term. The term with respect to the Additional Premises (the “Additional Premises Term”) shall commence on the Additional Premises Term Commencement Date and shall expire concurrently with the term for the Original Premises, i.e., on April 30, 2017.

5. Additional Premises Rent. Commencing on the Additional Premises Term Commencement Date, and during the Additional Premises Term, Tenant shall pay to Landlord with respect to the Additional Premises:

(a) Base Rent for the Additional Premises in the amounts set forth in the chart below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
January 1, 2015 – December 31, 2015	18,396	$49.00	$75,117.00	$901,404.00
January 1, 2016 – December 31, 2016	18,396	$50.47	$77,370.51	$928,446.12
January 1, 2017 – April 30, 2017	18,396	$51.98	$79,685.34	$956,224.08	*

*	Amount based upon twelve (12) months.

(b) Tenant’s Share (as defined in the Lease) of Operating Expenses (as defined in the Lease, the Property Management Fee (as defined in the Lease) and any other amounts that Tenant assumed or agreed to pay under the provisions of the Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of the Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

(c) Nothing contained in this Amendment, including, without limitation, this Section 5, shall modify or be construed to modify the Base Rent payable for the Original Premises and the Existing Lease (as it existed prior to this Amendment) shall govern the Base Rent for the Original Premises.

6. Tenant’s Pro Rata Share. Effective as of the Additional Premises Term Commencement Date, Tenant’s Pro Rata Share shall be increased to 83.89%.

7. Condition of Premises. Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Additional Premises Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for any improvements to the Additional Premises, except as may be expressly provided in the Lease.

8. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Transwestern RBJ, LLC (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees (as defined in the Lease) for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

9. Parking. Effective as of the Additional Premises Term Commencement Date, Tenant shall have a non-exclusive, irrevocable license to use, but shall not be obligated to use, the following allocation of parking facilities serving the Project in common on an unreserved basis with other tenants of the Building during the Term and any extensions thereof pursuant to the Lease: (a) one-third (1/3) of a parking space per one thousand (1,000) rentable square feet of the Additional Premises in the Adjacent Lot (as defined in Section 13.3 of the Existing Lease) and (b) two-thirds (2/3) of a parking space per one thousand (1,000) rentable square feet of the Additional Premises in the Hyatt garage (as defined in Section 13.3 of the Existing Lease) (collectively, (a) and (b) “Tenant’s Additional Premises Parking Pro Rata Share”). Effective on the Additional Premises Term Commencement Date, Tenant’s Parking Pro Rata Share (as defined in Section 13.3(a) of the Existing Lease) shall be increased to reflect Tenant’s Additional Premises Parking Pro Rata Share. Tenant’s use of Tenant’s Additional Premises Parking Pro Rata Share of parking facilities shall be subject to and in accordance with Section 13.3 of the Existing Lease. Simultaneously with payments of Base Rent, Tenant shall pay Landlord as Additional Rent for Tenant’s Additional Premises Parking Pro Rata Share at the rate of One Hundred Dollars ($100.00) per space per month in the Adjacent Lot and One Hundred Ninety-Five Dollars ($195.00) per space per month in the Hyatt garage, which amounts may be increased by Landlord from time to time upon thirty (30) days’ prior written notice from Landlord to Tenant to reflect then-current market rent.

10. No Default. Tenant represents, warrants and covenants that, to Tenant’s actual knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

11. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

BIND Therapeutics, Inc.

325 Vassar Street

Cambridge, Massachusetts 02139

Attn: Andrew Hirsch

12. Address for Rent Payments. The address for Rent payments in Section 2.8 of the Lease is hereby deleted and replaced with the following address:

BMR-325 Vassar Street LLC

Attention Entity 735

PO Box 511415

Los Angeles, California 90051-7970

13. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

14. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

16. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

17. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-325 VASSAR STREET LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Legal

TENANT:

BIND THERAPEUTICS, INC., a Delaware corporation

By:	/s/ Andrew Hirsch
Name:	Andrew Hirsch
Title:	Chief Operating Officer and Chief Financial Officer

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